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                                                                EXHIBIT (c) 2

                    MINING VENTURE AGREEMENT


    THIS AGREEMENT is made this 8th day of February, 1994 between HECLA MINING COMPANY, a Delaware corporation, whose address is 6500 Mineral Drive, Coeur d'Alene, Idaho 83814-8788 ("Hecla") and GREAT LAKES IDAHO INC., an Idaho corporation, whose address is c/o First Interstate Center, 877 Main Street, Suite 1000, Boise, Idaho 83702 (the "Company").

                            RECITALS

    A. Hecla and the Company entered into an Acquisition Agreement dated January 21, 1994, pursuant to which the Company agreed to acquire a minimum of 20% up to a maximum of a 30% undivided interest in certain Properties held by Hecla located in Custer County, State of Idaho, which Properties are described in Exhibit
A and defined in Article 1.21 ("Acquisition Agreement").

    B. Concurrently with the execution of this Agreement, Hecla and the Company closed the acquisition transaction provided for in the Acquisition Agreement and, as a result thereof, as of the date of this Agreement Hecla holds an 80% undivided interest in the Properties and the Company holds a 20% undivided interest in the Properties.
    C. Hecla and the Company wish to jointly participate in the further exploration, evaluation, development and mining of mineral resources within the Properties and any other properties acquired pursuant to the terms of this Agreement.

    NOW, THEREFORE, in consideration of the covenants and agree-ments contained herein, the parties agree as follows:

                            ARTICLE 1
                           DEFINITIONS

    1.1 "Accounting Procedure" means the procedures set forth in Exhibit B.

    1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

    1.3 "Agreement" means this Mining Venture Agreement, including all amendments and modifications thereof, and all exhibits, which are incorporated herein by this reference.

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    1.4  "Area of Interest" means the area described in Part 2 of
Exhibit A.

    1.5 "Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

    1.6 "Budget" means a detailed estimate of all costs to be in-curred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

    1.7 "Capital Expenditures" means those items presented in Programs and Budgets approved by the Management Committee and which may qualify as capital expenditures under U.S. Generally Accepted
Accounting Principles consistently applied.

    1.8 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill, processing plant, leach pads, or any other improvements to be used for the mining, handling, milling, treatment, processing or other beneficiation of Products, and the preparation of feasibility studies and financing plans.

    1.9 "Exploration" means all activities directed toward ascer-taining the existence, location, quantity, quality or commercial value of deposits of Products.

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    1.10  "Inflationary Adjustments" means an adjustment to reflect any changes in the United States Producer Price Index, finished goods, excluding consumer foods (hereinafter referred to as "PPI") as follows:

    Beginning with the calendar year after the Effective Date of this Agreement and continuing thereafter for so long as this Agreement is in effect, the amounts contemplated as requiring inflationary adjustments for the calendar year shall be determined by multiplying such amounts by the sum of 1 and the percentage change between the PPI (1982 base) for the second preceding calendar year and the PPI (1982 base) for the preceding year. The actual amounts, as adjusted, shall be rounded to the nearest cent, and said adjustment shall be made for each calendar year within forty-five (45) days after the final PPI for the previous calendar year is published. The adjusted amounts shall apply only during the calendar year for which the adjustment is made and shall, therefore, be retroactive to January 1 of that year.

    The PPI is determined and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Bureau of Labor Statistics should shift the PPI to a new reference base period, the PPI for the new reference base period will be converted from the 1982 base period to the new base before adjusting the amounts contemplated as requiring inflationary adjustments. The conversion procedure for changing from one base



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to another will be that published or recommended by the Bureau of
Labor Statistics. In the event that the PPI is discontinued, all subsequent adjustments for inflation shall be made on a basis proportional to fluctuations in the value of the U.S. dollar as determined by the nearest comparable commodity price index that is then available. The United States Bureau of Labor Statistics shall be construed to mean any successor agency that shall be empowered by the United States government to collect and publish statistics comparable to the PPI.

    1.11 "Initial Contribution" means the initial contribution of each Participant as set forth in Article 5.1

    1.12 "Initial Participating Interests" means the Participating Interest of each Participant as set forth in Article 6.1.

    1.13 "Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

    1.14 "Management Committee" means the committee established under Article 7.

    1.15  "Manager" means the person or entity appointed under
Article 8 to manage Operations, or any successor Manager.


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    1.16  "Mining" means the mining, extracting, producing,
treating, handling, milling or other processing of Products.

    1.17 "Net Proceeds" means certain amounts calculated as provided in Exhibit C, which may be payable to a Participant under
Article 6.4 or 6.5.

    1.18 "Operations" means Exploration, Development, Mining, and all other activities carried out under this Agreement.

    1.19 "Participant" and "Participants" mean the persons or en-tities that from time to time have Participating Interests.

    1.20 "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The Initial Participating Interests of the Participants are set forth in Article 6.1.

    1.21 "Prime Rate" means the interest rate quoted as "Prime" by the Chase Manhattan Bank, at its head office, as said rate may

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change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

    1.22 "Products" means all ores, minerals and mineral resources produced from the Properties and all products produced therefrom under this Agreement.

    1.23 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager on behalf of the Venture for a year or any longer period.

    1.24 "Properties" means those interests in real property de-scribed in Part 1 of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

    1.25 "Transfer" means, when used as a verb, to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, directly or indirectly, including through mergers, consolidations or asset purchases; and, when used as a noun, means a sale, grant, assignment, pledge, or disposal, or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidation or asset purchase.

    1.26 "Venture" means the business arrangement of the Partici-pants under this Agreement.

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                            ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES

    2.1 Capacity of Participants. Each of the Participants repre-sents and warrants to the other Participant as follows:

    (a) that it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

    (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

    (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

    (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

    The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

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    2.2 Disclosures.  Each of the Participants represents and
warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading or which would individually or in the aggregate, have a material adverse impact on or impede the operation of the Grouse Creek Project.

    2.3 Joint Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Hecla.

                            ARTICLE 3
                     NAME, PURPOSES AND TERM

    3.1 General. The parties hereby enter into this Agreement for the purposes hereinafter stated. All of their rights and all of the Operations on or in connection with the Properties or the Area of Interest shall be subject to and governed by this Agreement.

    3.2 Name. The name of this Venture shall be the Grouse Creek Venture. The Manager shall accomplish any registration required by



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applicable assumed or fictitious name statutes and similar
statutes.

    3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclu-sive means by which the Participants, or either of them, accomplish such purposes:

    (a) to engage in Development and Mining Operations on the Properties,

    (b) to conduct Exploration within the Properties and any Property Interests acquired within the Area of Interests,

    (c) to evaluate the possible further Development of the Properties,

    (d) to engage in marketing Products, to the extent permitted by Article 11,

    (e) to acquire additional Property Interests within the Area of Interest, and

    (f) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.


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    3.4  Limitation.  Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in
Article 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

    3.5 Effective Date and Term. The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for twenty (20) years from the effective date and for so long thereafter as Products are produced from the Properties, unless the Agreement is earlier terminated as herein provided.

                            ARTICLE 4
                RELATIONSHIP OF THE PARTICIPANTS

    4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any Mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the

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Participants shall be several and not joint or collective.  Each
Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pur-suant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

    4.2 Federal Tax Elections. The Participants hereby agree to elect that this Agreement and all Operations hereunder be excluded from the applications of the provisions of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and the similar provisions of applicable state law. Each Participant agrees to effect this election pursuant to Section 761(a) of the Code. Subject to the written approval of the Participants, the Manager shall prepare and file the proper documents to insure the Participant's exclusion from Subchapter K and from similar provisions of applicable state law, and shall


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provide a copy of such documents forthwith thereafter to each of the Participants.

    4.3 State Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

    4.4 Tax Returns. The Manager shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required on behalf of the Venture.

    4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Participant, and neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time or, except as otherwise provided in Article 12.5, within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat

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any Products or any other Participant's share of Products in any facility owned or controlled by such Participants.

    4.6 Record Title. Title to the Properties shall be held in the name of the Manager for the benefit of the Participants in accordance with their Participating Interests. A memorandum of the Agreement shall be recorded in the applicable real property records. Title to all other Assets shall be held in the name of the Manager for the benefit of the Participants in the Venture provided however that the Company shall be entitled to require the Manager to execute, file and record documents as may be required by the Company to document or provide notice of the Company's Participating Interest in any or all of the Assets. Such filings or recordings may include, but are not limited to, Uniform Commercial Code filings, memoranda of real property interests, filings with the Bureau of Land Management and filings with other government agencies. Notwithstanding that any such filing or recording may indicate that the Company has a "security" or other interest in the Assets, the Company's Participating Interest in the Assets is an ownership interest as contemplated by this Agreement.

    4.7 Waiver of Right to Partition. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.




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    4.8  Transfer or Termination of Rights to Properties.  Except
as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

    4.9 Implied Covenants. There are no implied covenants con-tained in this Agreement other than those of good faith and fair dealing.

                            ARTICLE 5
                  CONTRIBUTIONS BY PARTICIPANTS

    5.1 Participants' Initial Contributions. Hecla, as its Initial Contribution, hereby contributes its 80% interest in the Assets to the purposes of this Agreement. The agreed value of Hecla's Initial Contribution is $48,523,432. The Company, as its Initial Contribution, hereby contributes its 20% interest in the Assets to the purposes of this Agreement. The agreed value of the Company's Initial Contribution is $12,120,858.

    5.2 Additional Cash Contributions. The Participants, subject to any election permitted by Article 6.3, shall be obligated to contribute funds to approved Programs and Budgets in proportion to their respective Participating Interest.



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    5.3  Funding of Reclamation and Closure Costs.  The
Participants agree that funds regularly shall be set aside by the Venture during the term of this Agreement in an amount sufficient to meet reclamation and other closure costs which are reasonably estimated to be required for reclamation and closure for all Operations conducted pursuant to this Agreement. The Management Committee will periodically, but not less frequently than once every one (1) year, estimate the amount of funds which will be required for such purposes and will establish the amount of annual funding required which, together with interest thereon, will accumulate to such estimate. The estimated annual required funding will be made part of the Program and Budget and shall be satisfied by cash contributions from the Participants or the posting of a letter of credit or other form of surety. Provided, however, that if a Participant posts a letter of credit or other form of surety, that Participant shall be obligated to make additional contributions on an annual basis so that the value of the letter of credit or other surety equals the value of a cash contribution plus interest at the rate of return realized by investment of the cash contribution as provided in this Article 5.3. Funds will be deposited in an interest-bearing escrow account or such other revenue generating investment account as the Management Committee shall direct. Withdrawals from such accounts will be restricted to the specified purpose of paying end of mine life reclamation and closure costs; provided, however, that the Management Committee may, from time-to-time, use such funds to perform reclamation that

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would otherwise have to be undertaken at the end of Operations so long as the ability to fund all such reclamation is not impaired. If any escrow funds remain after reclamation and closure obligations have been fulfilled, they shall be distributed to the Participants in proportion to the Participants' Participating Interests at the time of distribution.

                            ARTICLE 6
                    INTERESTS OF PARTICIPANTS

    6.1 Initial Participating Interests. The Participants shall have the following Initial Participating Interests:
                          Hecla  - 80%
                     The Company - 20%

    6.2 Changes in Participating Interests. A Participant's Par-ticipating Interest shall be changed as follows:

    (a) As provided in Article 6.5; or

    (b) As provided in Article 9 of the Acquisition Agreement; or

    (c) Upon an election by a Participant pursuant to Article 6.3 to contribute less to Capitalized Expenditures which are a part of an approved Program and Budget than the percentage reflected by its Participating Interest; or


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    (d) In the event of default by a Participant in making its agreed-upon contribution to an approved Program and Budget, followed by an election by the other Participant to invoke
    Article 6.4(c); or

    (e) Transfer by a Participant of less than all its Parti-cipating Interest in accordance with Article 15; or

    (f) Acquisition of less than all of the Participating Interest of the other Participant, however arising.

    6.3 Voluntary Reduction in Participation. Except with respect to a Participant's obligation to make its Initial Contribution and contributions toward the Venture's operating cost requirements under the most recent approved Program and Budget, as to which no election is permitted, a Participant may elect, as provided in
Article 9.5, to limit its contributions toward the Venture's Capitalized Expenditures which are a part of an approved Program and Budget as follows:

    (a) To some lesser amount than its respective Participating
    Interest; or

    (b) Not at all.

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    If a Participant elects to contribute to an approved Program and Budget some lesser amount toward Capitalized Expenditures than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing: (A) the sum of (a) the agreed value of the Participant's Initial Contribution under Article 5.1,
(b) the total of all of the Participant's contributions toward the Venture's Capitalized Expenditures under Article 5.2, and (c) the amount, if any, the Participant elects to contribute toward the Venture's Capitalized Expenditures in the approved Program and Budget; by (B) the sum of (a), (b) and (c) above for all Participants; and then multiplying the result by one hundred (100). The Participating Interest of the other Participant shall thereupon become the difference between one hundred percent (100%) and the recalculated Participating Interest.

    6.4  Default in Meeting Cash Calls

    (a) If a Participant defaults in paying a cash call pursuant to section 10.2, the non-defaulting Participant may, in its sole discretion, advance the defaulted amount on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Article 10.3. The failure to repay the loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest


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    in the Properties and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys' fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under 6.4(a), 6.4(b), or 6.4(c), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such rights and remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effect the provisions hereof.

(b) If a default in paying a cash call or loan is not cured within sixty (60) days after notice to the defaulting Participant of such default, the defaulting party shall have until six (6) months after the date of the cash call pursuant to section 10.2 to cure the default by paying to the non-defaulting Participant an amount equal to the amount of the cash call for which the Participant is in default multiplied by 1.75 (the "Damages Amount"). During the period of default commencing after the initial 60-day period, the non-defaulting Participant shall be

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    entitled to the proceeds from the Participant's share of
    Products to fund the required cash call, up to a maximum of the Damages Amount. If such proceeds are sufficient to pay the entire Damages Amount, the defaulting Participant shall be deemed to have cured the default and shall owe nothing further to the non-defaulting Participant. If such proceeds are insufficient to pay the entire Damages Amount, the defaulting Participant may cure the default by paying to the non-defaulting Participant the difference between the Damages Amount and the amount received from such proceeds within the six (6) month period by the non-defaulting Participant.

    (c) The Participants acknowledge that if a Participant defaults in paying a cash call, or in repaying a loan, or paying the Damages Amount, as required hereunder, it will be difficult to measure the damages resulting from any such default. In the event of any such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within six (6) months after the date of the cash call pursuant to section 10.2, elect to treat such default as a deemed withdrawal from the Venture, in which event the defaulting Participant's Participating Interest shall terminate and shall be automatically relinquished to the non-defaulting Participant; provided, however, subject to section 6.7, the defaulting Participant shall have the right to receive only from 10% of Net Proceeds (calculated as provided in Exhibit C),


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    if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions pursuant to Articles 5.1 and 5.2 less the value of all Products or proceeds therefrom previously received from the Venture by the defaulting Participant. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in Assets or under this Agreement.

    6.5 Elimination of Minority Interest. Upon the reduction of its Participating Interest to less than ten percent (10%), a Parti-cipant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Provided, however, subject to section 6.7, the withdrawing Participant shall have the right to receive only from 5% of Net Proceeds (calculated as provided in Exhibit C), if any, and not from any other source, an amount equal to the withdrawing Participant's aggregate contributions pursuant to Articles 5.1 and 5.2. Upon receipt of such amount, the withdrawing Participant shall thereafter have no further right, title or interest in the Assets or under this Agreement. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.

    6.6 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction of a Participant's Participating Interest under this Article 6 shall not relieve such Participant of its share of any liability, cost, penalty or fine, whether it accrues



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before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article 6, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred.
The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Properties were acquired or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Properties are located.

    6.7 Maximum Net Proceeds. If at any time more than one Participant is entitled to receive an amount from Net Proceeds under section 6.4 or 6.5, the maximum amount available from Net Proceeds shall be 10%, allocated among the Participants pro rata.

                            ARTICLE 7
                      MANAGEMENT COMMITTEE


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    7.1  Organization and Composition.  The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by Hecla and two (2) members appointed by the Company. Each Participant may appoint one (1) or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant.

    7.2 Decision. Each Participant, acting through its appointed members, shall have the number of votes on the Management Committee equal to its Participating Interest. Unless otherwise provided in this Agreement, decisions of the Management Committee shall be determined by a majority vote. If a proposed Program and Budget receives the approval of no more than fifty percent (50%) of the Participating Interests, the resolution of such a deadlock shall be governed by the terms of Article 9.4. If any matters other than the approval of Programs and Budgets receive the approval of no more than fifty percent (50%) of the Participating Interests, the Manager shall cast the deciding vote on such matters.

    7.3 Meeting. The Management Committee shall hold regular meetings at least quarterly in Coeur d'Alene, Idaho, or at other locations specified by the Manager. The Manager shall give thirty
(30) days' notice to the Participants of such regular meetings.



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

Additionally, either Participant may call a special meeting upon fifteen (15) days' notice to the Manager and the other Participant. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one (1) member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. Failure by a Participant to sign or furnish written detailed notice of objection to the minutes within twenty (20) days after receipt from the Manager, shall be deemed acceptance of such minutes by the Participant. The minutes, when signed or deemed accepted by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid by the Participants individually.

    7.4 Action Without Meeting. In lieu of meetings, the Manage-ment Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

    7.5 Matters Requiring Approval. Except as otherwise provided by this Agreement, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                            ARTICLE 8
                             MANAGER

    8.1 Appointment. So long as Hecla holds a majority Participating Interest in the Venture, Hecla shall be entitled to be and is hereby appointed to be the Manager with overall management responsibility for Operations. Hecla hereby agrees to serve until it elects, in its sole discretion, to resign or is otherwise deemed to have offered to resign as provided in Article 8.4.

    8.2 Powers and Duties of Manager. Subject to the general oversight and direction of the Management Committee, the Manager is vested with the full authority to manage and carry out the day to day management of the Venture and to conduct all Operations pursuant to the terms of this Agreement and the last approved Program and Budget. The Manager agrees, by itself, or through its employees, agents or contractors, to carry out its duties in accordance with the terms and intent of this Agreement, on behalf of and for the account of the Participants according to their Participating Interests. Without limiting the generality of the foregoing, the Manager shall have the following powers and duties:


    (a) The Manager shall manage, direct and control Operations.

    (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out approved Programs, and shall promptly advise the Management
    Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

    (c) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

    (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

    (e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

    (f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) use reasonable best efforts to comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations.

    (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of two hundred and fifty thousand dollars ($250,000) in cash or value, subject to Inflationary Adjustment.

    (h) The Manager shall provide insurance for the benefit of the Participants or self insure as provided in Exhibit D.

    (i) The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article 14. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of two hundred fifty thousand dollars ($250,000) subject to Inflationary Adjustment; (ii) enter into any sales contracts or commitments for Product, except as permitted in Article 11.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

    (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

    (k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law and pay all rental fees or other charges required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work or pay the fees required in lieu thereof required hereunder pursuant to a common plan of Exploration, and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, or notice of payment of annual rental fees, and allocating therein, to or for the benefit of each claim, at least the minimum amount of assessment work or rental fee required by law to maintain such claim or site.

    (l) The Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site; (ii) locate any fractions resulting from such amendment or relocation; (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites; (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby; (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby; (vi) exchange with or convey to the United States or other parties any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground; and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

    (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

    (n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management
    Committee: (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data required; (iii) copies of reports concerning Operations; (iv) a detailed final report within ninety (90) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; (v) any activities undertaken pursuant to Section 8.2(l); and (vi) such other reports as the Management Committee may reasonably request. At all reasonable times the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

    (o) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing enumerated powers, and shall undertake and is hereby empowered on behalf of the Venture to take all such other actions and do all such other things as are reasonably necessary to advance and foster the business of the Venture.

    (p) The Manager shall cause to be paid from the Joint Account all workmen and wage earners employed by it or its contractors in connection with the Grouse Creek Project, and for all materials and services purchased in connection therewith, except for claims for, without limitation, wages or materials which the Manager is contesting in good faith. Operations generally will be carried out by employees of the Manager appointed pursuant to Article 8. Expenses related to employees of the Manger directly engaged in Operations shall be charged to the Joint Account as provided in Exhibit B. The Manager shall not enter into any collective bargaining agreement, or other agreement with a labor union, or engage in any other conduct that might require the Manger to make Contributions on behalf of employees directly engaged in Operations to a multi-employer plan, as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, without the written consent of the Company, which consent shall not be unreasonably withheld.

The Manager shall not be in default of any duty under this Article
8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

    8.3 Standard of Care. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in material compliance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss, cost, penalty or fine, except to the extent caused by the Manager's willful misconduct or gross negligence.

    8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon two (2) months' prior written notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer, and, in the absence of written acceptance by the other Participant, the Manager shall continue to be Manager:

    (a) The Participating Interest of the Manager becomes less than fifty percent (50%) and any other Participant holds a Participating Interest greater than the Manager; or

    (b) The Manager fails to perform a material obligation imposed upon the Manager under this Agreement and fails to commence curing or contest the default within thirty (30) days after notice from the other Participant demanding performance; or

    (c) If the Manager becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by the other Participant. If a petition for relief under federal bankruptcy laws is filed by or against the Manager, and the removal of the Manager is prevented by the federal bankruptcy court or laws, all Participants shall comprise an interim operating committee to serve until the Manager has elected to reject or to assume this Agreement pursuant to the federal bankruptcy laws, and an election to reject this Agreement by the Manager as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation of the Manager without any action by the other Participant. During the period of time the operating committee controls activities under this Agreement, a third party acceptable to the non-Manager Participant, the Manager and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions of the operating committee shall require the approval of two (2) members of the operating committee without regard to the Participating Interests of the Participants.

    8.5 Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

    8.6  Transactions with Affiliates.  If the Manager engages
Affiliates to provide services hereunder, it shall do so on terms no less favorable to the Venture than would be the case with unre-lated persons in arm's-length transactions.

    8.7  Activities Pending Adoption of New Program and Budget.
If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

                            ARTICLE 9
                      PROGRAMS AND BUDGETS

    9.1  Initial Program and Budget.  The initial Program and
Budget, which has been adopted by the Participants, is attached as Exhibit E.

    9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Article 9.7 and Article 13, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

    9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one year unless a longer period is agreed to by all Participants. Each approved Program and Budget, regardless of length of time, shall be reviewed at least once a year at a regular meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit E.

    9.4  Review and Approval of Proposed Programs and Budgets.
Within thirty (30) days after submission of a proposed Program and

Budget, each Participant shall submit to the Management Committee:

    (a) Notice that the Participant approves the proposed Program and Budget; or

    (b) Proposed modifications of the proposed Program and Budget;
    or

    (c) Notice that the Participant rejects the proposed Program and Budget.

    If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Article 9.4(b) or (c), then the Management Committee shall meet to consider and develop a Program and Budget acceptable to the Participants. If the Management Committee does not unanimously approve a proposed Program and Budget within thirty (30) days after the Manager's receipt of a notice pursuant to Section 9.4(b) or (c), a proposed Program and Budget may be approved by a majority vote of the Management Committee.

        If the Program and Budget is subsequently modified to decrease expenditures by fifteen percent (15%) or more from the

    Program and Budget as originally approved, the non-contributing or partially-contributing Participant, as the case may be, shall have the right to contribute the difference between the amount, if any, already contributed and its full share, based on its Participating Interest prior to the reduction, of the modified Program and Budget, and thereby avoid any reduction in its Participating Interest. The Manager shall, at such time as it becomes aware that expenditures for the Budget will be eighty-five percent (85%) or less than that as originally adopted, notify the non-contributing or partially-contributing Participants. The non-contributing or partially-contributing Participant may within thirty (30) days thereafter notify the Manager of its election to contribute to its full share of the modified Program and Budget. Such notice shall include full payment of the non-contributing or partially-contributing Participant's share of the modified Program and Budget to the date of the payment.

        Notwithstanding any other provision of this Agreement, the following shall require the unanimous approval of the Management Committee:

    (a) any Program and Budget proposing Capital Expenditures of more than five million dollars ($5,000,000), subject to Inflationary Adjustments;

    (b) any proposal by the Manager to shutdown Operations when the forecasted losses of the Venture for the one year period following the proposed shutdown are less than the closure and holding costs of the Venture for the same period;

    (c) any Program and Budget proposing an increase in operating costs of more than fifteen percent (15%) over the previous approved Program and Budget, subject to Inflationary
    Adjustments.

    9.5 Election to Participate. By notice to the Management Committee within twenty (20) days after the final vote approving a Program and Budget, a participant may elect to contribute to Capitalized Expenditures which are a part of such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which case its Participating Interest shall be recalculated as provided in Article 6. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

    9.6 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. The Manager may not exceed an approved Program and Budget by more than fifteen percent

(15%) without the unanimous approval of the Management Committee. If the Manager does exceed an approved Program and Budget by more than fifteen percent (15%) without the unanimous approval of the Management Committee, the Manager shall be solely responsible for the costs associated with exceeding the approved Program and Budget by more than fifteen percent (15%).

    9.7 Emergency or Unexpected Expenditures. In case of emer-gency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                           ARTICLE 10
                    ACCOUNTS AND SETTLEMENTS

    10.1 Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account re-flecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

    10.2 Cash Calls. On the basis of the approved Program and Budget, the Manager shall submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. The Manager shall promptly submit to each Participant billings for all other authorized expenditures as they are incurred. Time is of the essence in payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the estimated disbursements for the next ninety (90) days.

    10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Article
10.2 shall deemed to be in default of its obligations under this Agreement, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in Article 6.4.

    10.4 Audits. Upon request made by any Participant within twelve (12) months following the end of the calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twelve (12) months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). The cost of such audit shall be charged to the Joint Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report. Failure to make any such exception or claim within the three-month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by unanimous vote of the Management Committee.

                           ARTICLE 11
                    DISPOSITION OF PRODUCTION

    11.1 Taking in Kind. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective share of Products will be available.

    11.2 Failure of Participant to Take in Kind. If a Participant fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is pur-chasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind.
The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

                           ARTICLE 12
                   WITHDRAWAL AND TERMINATION

    12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement of all Participants.

    12.2 Withdrawal. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Part 1 of Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. No withdrawal under this Article 12.2 shall relieve the withdrawing Participant of its share of liabilities, costs, penalties or fines to federal, state or local government or to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Article 12.2, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability, cost, penalty or fine was incurred.

    12.3 Continuing Obligations. On termination of this Agreement under Article 12.1, the Participants shall each remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

    12.4 Disposition of Assets on Termination. Promptly after termination under Article 12.1, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. Any Participant that has a negative capital account balance when the Venture is terminated for any reason shall contribute to the Assets of the Venture an amount sufficient to raise such balance to zero. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants in proportion to their respective Participating Interest, first in the ratio and to the extent of their respective capital accounts and then in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

    12.5 Non-Compete Covenants. Neither a Participant that withdraws pursuant to Article 12.2, or is deemed to have withdrawn pursuant to Article 6.4(c) or 6.5 nor an Affiliate of such a Participant shall directly or indirectly acquire any interest in property within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or an Affiliate of a withdrawing Participant, breaches the terms of this Article 12.5, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant. The provisions of this Article 12.5 shall not apply to any property interests which are acquired by a Participant pursuant to Article
13.4 of this Agreement.

    12.6 Right to Data After Termination. After termination of this Agreement pursuant to Article 12.1, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

    12.7 Continuing Authority. On termination of this Agreement under Article 12.1 or the deemed withdrawal of a Participant pursuant to Article 6.4(c) or 6.5 or the withdrawal of a Participant pursuant to Article 12.2, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                           ARTICLE 13
              ACQUISITIONS WITHIN AREA OF INTEREST

    13.1 General. Any interest or right to acquire any interest in real property, water, water rights or a royalty interest (a "Property Interest") wholly or partially within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

    13.2 Notice to Nonacquiring Participant. Within twenty (20) days after the acquisition of any interest or the right to acquire any Property Interest wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the terms of the acquisition, the lands and minerals covered thereby, and the cost thereof. The acquiring Participant shall make available for inspection all factual data in the possession or control of the acquiring Participant concerning the Property Interest. In addition to such

- -50-
notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

    13.3 Option Exercised. If, within twenty (20) days after re-ceiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the Property Interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant, by quitclaim deed, such a proportionate undivided interest therein. The Property Interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs, including title examination and curative costs and attorney fees.

    13.4 Option Not Exercised. If the other Participant does not give such notice within the twenty (20) day period set forth in
Article 13.3, it shall have no interest in the Property Interest, and the Property Interest shall not be a part of the Properties or be subject to this Agreement.

                           ARTICLE 14
             ABANDONMENT AND SURRENDER OF PROPERTIES

    14.1 Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties consistent with the terms and conditions of any agreement under which such portion or portions of the Property were acquired. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by quitclaim deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties.

    14.2 Reacquisition. If any Properties are abandoned or sur-rendered under the provisions of this Article 14, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of three (3) years following the date of such abandonment or surrender. If a Participant reacquires any Properties in violation of this Article 14.2, the other Participant may elect by notice to the reacquiring Participant within forty-five (45) days after it has actual notice of such reacquisition, to have such Properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired Properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

                           ARTICLE 15
                      TRANSFER OF INTEREST

    15.1 General. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article 15.

    15.2 Limitations on Free Transferability. The Transfer right of a Participant in Article 15.1 shall be subject to the following terms and conditions:

    (a) No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Articles 15.2(f) and 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant.

    (b) No Transfer permitted by this Article 15 shall relieve the transferring Participant of its share of any liability, cost, penalty or fine whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer.

    (c) The transferring Participant and the transferee shall bear all tax consequences of the Transfer.

    (d) In the event of a Transfer of less than all of a Par-ticipating Interest, the transferring Participant and its transferee shall act and be treated as one Participant.

    (e) No Participant shall Transfer any interest in this Agreement or the Assets except as contemplated by Sections
    15.2(f), 15.2(g) or by Transfer of part or all of its Participating Interest.

    (f) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement.

    (g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article 11 creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sale, commitment or disposi-tion shall be subject to the terms and conditions of this Agreement.

    (h) Only United States currency shall be used for Transfers for consideration.

    15.3  Preemptive Right.  Except as otherwise provided in
Article 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interests as provided in this Article 15.3.

    (a) A Participant wishing to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions upon which the Participant wishes to complete the Transfer. The other Participant shall have twenty (20) days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the price and on the terms and conditions set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

    (b) If the other Participant fails to so elect within the period provided for in Article 15.3(a), the transferring Participant shall have One Hundred and Eighty (180) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Participant to the other Participant in the notice required in Article 15.3(a).

    (c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in
    Article 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Article 15.3.

    It is understood that in the event that the Participant's Participating Interest constitutes all or substantially all of the assets of the Participant, the preemptive right granted hereunder shall also apply to any sale of the capital stock of the Participant, other than to an Affiliate or as part of a corporate reorganization.

    15.4 Exceptions to Preemptive Right. Article 15.3 shall not apply to the following:

    (a) Transfer by a Participant of all or any part of its interest in its Participating Interest to an Affiliate;

    (b) Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests and be subject to substantially all of the liabilities and obligations of that Participant;

    (c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the

    Assets by mortgage, deed of trust, pledge, lien or other encumbrance; or

    (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article 11.

                           ARTICLE 16
                         CONFIDENTIALITY

    16.1 General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the confidential, exclusive property of the Par-ticipants and, except as provided in Article 16.2, shall not be disclosed by parties to this Agreement or their affiliates to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

    16.2 Exceptions. The consent required by Article 16.1 shall not apply to a disclosure:

    (a) To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

    (b) To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

    (c) To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange;

    In any case to which this Article 16.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Article 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed, and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article 16.

    16.3  Duration of Confidentiality.  The provisions of this
Article 16 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to
Article 12.1 and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for three (3) years following the date of such occurrence.

                           ARTICLE 17
                       GENERAL PROVISIONS

    17.1 Notices. All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

    If to Hecla:         6500 Mineral Drive
                         Coeur d'Alene, Idaho  83814-8788
                         (208) 769-4159 - Fax
                         Attn: General Counsel

    If to the Company:   320 Bay Street, Suite 1600
                         Toronto, Ontario  M5H 4A6
                         (416) 864-1364 - Fax
                         Attn: President


    All Notices shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

    17.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

    17.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Par-ticipants.

    17.4 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, lack of access to the Property, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity, judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dis-similar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to Article 10.2 shall be reduced to levels consistent with Operations.

    17.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Idaho.

    17.6 Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agree-ment must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the effective date of this Agreement.

    17.7 Further Assurances. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

    17.8 Survival of Terms and Conditions. The following Articles shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run: Articles 2.1, 2.2, 4.5, 6.4, 6.6, 10.3, 12.2, 12.3, 12.4, 12.5, 12.6 and 12.7.

    17.9 Entire Agreement; Successors and Assigns. This Agreement together with the Acquisition Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

    17.10 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by the Manager. This Agreement shall not be recorded.

    17.11 Attorney's Fees. The substantially prevailing party in any dispute under this Agreement shall be entitled to an award of its reasonable attorneys fees and costs of litigation.
    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

                         HECLA MINING COMPANY



                         By  /s/ Ralph Noyes


                         GREAT LAKES IDAHO INC.


                         By  /s/ Nicholas Tintor

                                   EXHIBIT B

                              ACCOUNTING PROCEDURE

        The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Venture Agreement.

                                   ARTICLE I

                               GENERAL PROVISIONS

        1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.





EXHIBIT B - ACCOUNTING PROCEDURE - Page 1 of 16

        1.2 Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Venture.

        1.3 Statement and Billings. The Manager shall prepare statements and bill the Participants as provided in Article 10 of the Agreement. Payment of any such billings by any Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twelve (12) months following the year end adopted by the Management Committee during which such billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twelve (12) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

                                   ARTICLE II

                            CHARGES TO JOINT ACCOUNT

        Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

        2.1 Rentals, Royalties and Other Payments. All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, delay rent-





EXHIBIT B - ACCOUNTING PROCEDURE - Page 2 of 16 als, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

        2.2  Labor and Employee Benefits.

        (a) Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

        (b) The Manager's cost of holiday, vacation, sickness and disability benefits and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses.
     Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

        (c) The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except





EXHIBIT B - ACCOUNTING PROCEDURE - Page 3 of 16 production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) and 2.12; rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extend feasible to those customary in the industry.

        (d) Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Section 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

        2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Manager or any Participant as provided in
Article III. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels





EXHIBIT B - ACCOUNTING PROCEDURE - Page 4 of 16 of Material at reasonable levels to avoid unnecessary accumulation of surplus in stock.

        2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed two percent (2%) per annum above the prime rate as determined by Chase Manhattan Bank. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

        2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operation.

        2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities





EXHIBIT B - ACCOUNTING PROCEDURE - Page 5 of 16 are available in the open market within the vicinity of the Operations.

        2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When the Operations are conducted in an area where the Manager may self-insure for Workmen's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Joint Account Provided that such charges shall not exceed published manual rates.

        2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

        2.9  Legal and Regulatory Expenses.  Except as otherwise provided in
Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture.





EXHIBIT B - ACCOUNTING PROCEDURE - Page 6 of 16

        2.10 Audit. Cost of annual audits under Section 10.4 of the Venture Agreement.

        2.11 Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

        2.12 District and Camp Expenses (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, (ii) the costs of maintaining and operating an office (herein called "the Manager's Project Office") and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labor costs of the





EXHIBIT B - ACCOUNTING PROCEDURE - Page 7 of 16

Operations and denominator of which is the total direct labor costs incurred for all activities served by the Manager.

        2.13  Administrative Charge.

        (a) Each month, the Manager shall charge the Joint Account a sum to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the Operation, and which shall be in lieu of any management fee. From the date of this Agreement to Commercial Production the administrative charge to the Company will be $12,000.00 per month. From Commercial Production on, the charge to the Joint Account shall be three percent (3%) of the Allowable Costs for all charges to the Joint Account.

        (b) The term "Commercial Production" means the point in time that begins after the throughput of the concentrator to be built as part of the Grouse Creek Project is sustained at 60% of rated capacity for a 30-day period or such other period agreed to by the Parties;

        (c) The term "Allowable Costs" as used in this Section 2.13 shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts respecting





EXHIBIT B - ACCOUNTING PROCEDURE - Page 8 of 16

     Capital Expenditures; (iv) amounts charged in accordance with Section 2.1.

        (d) The monthly administrative charge shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio, the numerator of which is the direct labor costs charged to a particular property and the denominator of which is the total direct labor costs incurred for all properties served by the Manager.

        (e) The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

             (1) Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in
        Section 2.2;

             (2) Accounting, data processing, personnel administration, billing and record keeping in accor-





EXHIBIT B - ACCOUNTING PROCEDURE - Page 9 of 16 dance with governmental regulations and the provisions of the Venture Agreement, and preparation of reports;

             (3) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

             (4) Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Joint Account under
        Section 2.9; and

             (5) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

        (f) The Management Committee shall annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

     2.14 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.





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
                                  ARTICLE III

                       BASIS OF CHARGES TO JOINT ACCOUNT


        3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Joint Account when an adjustment is received from the vendor.

        3.2 Material Furnished by or Transferred to the Manager or a Participant. Any Material furnished by the Manager or Participant from its stocks or transferred to the Manager or Participant shall be priced on the following basis:

        (a) New Material. New Material transferred from the Manager or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, at which like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, "New Price").





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
        (b)  Used Material.

           (1) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

             (a) Used Material transferred by the Manager or Participant shall be priced at seventy-five percent (75%) of the New Price;

             (b) Used Material transferred to the Manager or Participant shall be priced (i) at seventy-five Percent (75%) of the New Price if such Material was originally charged to the Joint Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Joint Account as good used Material at seventy-five percent (75%) of the New Price.

           (2) Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.





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
           (3) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

           (c) Obsolete Material. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

        3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to





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
furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

        3.4 Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the Material furnished beyond the dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

                                   ARTICLE IV

                              DISPOSAL OF MATERIAL


        4.1 Disposition Generally. The Manager shall have no obligation to purchase a Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in
Section 4.2.

        4.2 Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participant Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.





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
        4.3 Sales. Sales of Material to third parties shall be credited to the Joint Account as the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

                                   ARTICLE V

                                  INVENTORIES


        5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

        5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within three (3) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for overages and





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
shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.





EXHIBIT B - ACCOUNTING PROCEDURE - Page 16 of 16

                                   EXHIBIT C


Attached to and made a part of that certain Mining Venture Agreement dated February 8, 1994, by and between Hecla Mining Company and Great Lakes Idaho Inc.

                            NET PROCEEDS DEFINITION


A.   NET PROCEEDS

        If any Participant is entitled to receive an interest based on a Net proceeds interest pursuant to the Agreement, such Participant being hereinafter referred to as the "Royalty Holder," then the Royalty Holder shall promptly deliver a conveyance confirming the transfer of all of its Participating Interest without reservation or restriction to the remaining party or parties to the Agreement, as the case may be, such remaining party or parties being hereinafter referred to as the "Royalty Payor." Thereafter the Royalty Payor shall promptly deliver a conveyance confirming that the Royalty Holder retains a royalty the rate of which shall be determined in accordance with the provisions of the Agreement calculated and paid in accordance with the terms of this Exhibit. The Royalty Holder and the Royalty Payor shall execute an agreement which shall confirm the royalty rate.





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
B.   CALCULATION OF NET PROCEEDS

        1.   Definition of Net Proceeds.

             "Net proceeds" shall be any excess of Receipts over Disbursements for any calendar quarter. To compute Net Proceeds, the receipts for the calendar quarter are compared to all prior unrecovered Disbursements (including Disbursements for the present quarter). If Receipts exceed all prior unrecovered Disbursements (including Disbursements for the present quarter), Net Proceeds will be paid. If Receipts are less than all prior unrecovered Disbursements (including Disbursements for the present quarter), the amount by which Disbursements exceed Receipts will be carried forward and added to the Disbursements made in the ensuing calendar quarter and the process will be repeated.

        2.   Computation of Net Proceeds.

             Net Proceeds shall be computed as of the end of each calendar quarter. On or before the 45th day following the end of each calendar quarter a statement shall be furnished setting forth in reasonable detail the computation of Net Proceeds for the previous calendar quarter. Payment of any Net Proceeds due shall be enclosed with the statement.





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
        3.   Calculation of Receipts.

             "Receipts" shall be all revenues received during the calendar quarter from the sale or other disposal of Product from a Mine on the Property (the "Mine"). Revenue received from the sale, use or other disposition of Product shall be determined as follows:

             (a) If the Product is fine gold or silver or dore bullion produced from the Properties, the value is the amount of fine gold or silver produced or the amount of gold or silver contained in dore bullion produced from the Properties during any calendar quarter times the average New York Commodity Exchange ("COMEX") Settlement Price for the calendar quarter shall be determined by dividing the sum of all daily Settlement Prices posted during the calendar quarter by the number of days that prices were posted. The posted price shall be obtained from the COMEX Daily Market Report listing of the COMEX Settlement price. If the COMEX Daily Market Report or the Settlement Price for the COMEX ceases to be published, the parties shall agree upon a similar alternative method for determining the average daily spot market price for gold or silver, as the case may be.

             (b) If Product is ore, concentrate, precipitate, leach solution, or any mineral substance other than dore bullion or fine gold or silver produced from the Properties, the value is





EXHIBIT C - Page 3 of 11
the amount of earned revenues paid by a smelter, refiner or other purchaser, plus any bonuses and subsidies, less all penalties, assaying and sampling charges whether deducted by the purchaser or paid or incurred by the Royalty Payor. Any written contract for sale to an Affiliate or any sale to an Affiliate on a basis not involving such a contract shall not, without the prior written consent of the Royalty Holder, be on a basis less favorable (including the terms thereof with respect to delivery and inventory), at the time of such contract or sale, as the case may be, than that which would have been applicable with respect to a comparable contract or sale, as the case may be, to or by an unaffiliated third party.

        4.   Calculation of Disbursements.

             "Disbursements" shall mean Capital Expenditures and Operating Expenses incurred at or on behalf of a Mine or the Property by the Royalty Payor determined in accordance with the Accounting Procedure.

             (a) "Capital Expenditures" shall mean the aggregate of costs incurred relating to the development of a Mine, as follows:

                  (i) all costs of or related to the construction of any mine or mill or building, crushing, grinding, washing, concentrating and/or other treatment facility, including mining equipment;





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
                  (ii) all costs of or related to the construction of storage and warehouse facilities for the ore or Product derived from a Mine;

                  (iii) all costs of or related to the transportation
                        facilities for moving ore or concentrates derived from a Mine and/or any Products derived from such ore or concentrates;

                  (iv) all costs of or related to the provision of housing for employees, medical and recreational facilities and similar infrastructure costs and expenses;

                  (v)   all costs of or related to Exploration;

                  (vi) all costs of or related to pre-development drilling and stripping of overburden to expose and gain access to the ore;

reduced by all proceeds from insurance for items charged as Capital
Expenditures.

             (b) "Operating Expenses" shall mean the following costs, obligations, liabilities and expenses relating to a Mine or the Properties:





EXHIBIT C - Page 5 of 11

                  (i) all mining (including dewatering costs, if any), milling, processing, treatment, and refining smelting costs including custom milling and custom smelter costs (with respect to the milling and smelting of the Product of a Mine) and transportation costs of such Products to the mill and/or the smelter or refiner and/or to the purchaser thereof;

                  (ii)  all maintenance, repair and replacement costs;

                  (iii) all costs of or related to marketing any Products
                        including insurance and transportation;

                  (iv) all costs resulting from or in connection with the preparation, equipping or expansion of a Mine;

                  (v) all taxes, assessments, fees, rentals, advance royalties, royalties and duties payable to either relevant third parties or to any governmental body, charged, levied or imposed on a Mine, or payable on or in respect of or measured by the Products of a Mine, including all governmental royalties relating thereto and mining duties or mining taxes even though





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
                        based on profits but excluding state, local and federal income and franchise taxes;

                  (vi) interest related to debt financing arrangements for a Mine;

                  (vii) all other costs of or related to the conduct of
                        producing operations at a Mine;

                  (viii)an allowance for overhead and administrative charges in accordance with the Accounting Procedure;

                  (ix) a reserve account (which account may or may not be funded during the operating life of the project) for reclamation costs which shall be a fair and reasonable estimate of costs to be incurred to reclaim the Properties and any balance not used after reclamation is completed shall be paid out; but

                  (x) excluding any charges for depreciation, amortization, or depletion; and

                  (xi) reduced by all proceeds from insurance for items charged as Operating Expense and all proceeds from the lease, sale, rental or other use of items charged as Operating Expenses.





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
All Receipts and Disbursements shall be determined in accordance with generally accepted United States accounting principles consistently applied. Receipts and Disbursements shall be determined by the accrual method. All non-armslength contracts must be at competitive rates based on price and quality of work or assets purchased as the case may be.

C.   AUDIT AND DISPUTES

     1.   Audits.

          The Royalty Holder, upon written notice and at the Royalty Holder's sole expense, shall have the right to have an independent firm of public accountants audit the records that relate to the calculation of the Net Proceeds interest within twelve (12) months after the end of a calendar year. The Royalty Holder shall be deemed to have waived any right it may have had to object to a statement made for any calendar quarter, unless it provides notice in writing of such objection within six (6) months after the end of a calendar year in which such statement was given. If the Parties are unable to resolve the dispute within sixty (60) days after the receipt of such notice, the dispute shall be resolved by arbitration.

     2.   Disputes.

          Any dispute arising under this Exhibit shall be resolved by arbitration in Coeur d'Alene, Idaho, pursuant to





EXHIBIT C - Page 8 of 11
the commercial arbitration rules of the American Arbitration Association. Alternatively, the parties may elect to submit the dispute to a mutually acceptable certified pubic accountant, or firm of certified public accountants, for a binding resolution thereof. Unless the parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration.

D.   COSTS OF COMMON FACILITIES

     Where any operating costs are incurred with respect to the mining, milling, or processing of Product from the Properties, or selling or delivering of Products produced from the Properties in conjunction with the mining, milling, processing, selling or delivering of minerals produced from the other properties controlled by the Royalty Payor, such operating costs shall be fairly allocated and apportioned in accordance with generally accepted practices in the mining industry.

E.   GENERAL

     1.   Capitalized Terms.

          Unless otherwise specified in this Exhibit D, capitalized terms used herein shall have the same meaning as given to them in the Agreement.





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
     2.   Records.

          Accurate records of tonnage, volume of products, analyses of products, weight, moisture, assays of pay metal content, and other records related to saleable Products or to the computation of Net Proceeds hereunder shall be kept by the Royalty Payor and shall be open to the inspection of, and the copying by the Royalty Holder or its designated representative, during normal business hours.

     3.   Inspections.

          The Royalty Holder or its designated representative, at its own risk and expense and subject to reasonable safety regulations, shall have the right to enter upon the Properties, after giving at least one week's notice to the Royalty Payor of the time for such visit, for the purpose of inspecting and observing the conduct of Operations, provided that such inspections and observations do not interfere with Operations.

     4.   Notices.

          All notices or communication required or authorized to be given hereunder shall be given or transmitted as specified in Article 17.1 of the Agreement.





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
     5.   Inurement.

          The Net Proceeds interest shall attach to any amendments, relocations, or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases, and to any mineral rights acquired by the Royalty Payor and any Affiliates in lands embraced within any mining claims or leases comprising the Properties within one (1) year after the loss or relinquishment of any mining claim or lease comprising the Properties. The Net Proceeds interest shall be a real property interest that runs with the Properties and shall be applicable to any person who produces and sells Product from the Properties.

     6.   Confidentiality.

          All information and data provided to Royalty Holder shall be subject to the confidentiality provisions of Article 16 of the Mining Venture Agreement.





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
                                   EXHIBIT D

                                   INSURANCE


     The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and shall maintain insurance coverage for the Participants comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of Ten Million Dollars ($10,000,000) for bodily injury and property damage; (ii) automobile insurance with combined limits of Five Million Dollars ($5,000,000); and (iii) adequate and reasonable property insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure for worker's compensation, it shall charge to the Joint Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.





EXHIBIT D - INSURANCE - Page 1 of 1